EXHIBIT 16.1



August 29, 2008


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Dear Sirs/Madams;

We have read Item 4.01 of Affinity Technology Group Inc.'s Form 8-K dated August 26, 2008, and have the following comments:

We agree with the statements contained in the first, second, third, fourth, and sixth paragraphs.

We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

/s/ Scott McElveen, L.L.P



cc:   PCAOB Letter File
      Office of the Chief Accountant
      Securities and Exchange Commission
      100 F Street, N.E.
      Washington, D.C. 20549-7561

      Fax (202) 772-9251 and 9252 (PCAOB Letter File and 7th Floor)

      Mr. Joseph Boyle, Chief Executive Officer
      Mr. Peter Wilson, Chairman of the Audit Committee